SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                  June 18, 2002

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                                   SONUS CORP.
                     (Exact name of registrant as specified in charter)

                             Yukon Territory, Canada
                 (State or other jurisdiction of incorporation)

                                     1-13851
                                (SEC File Number)

                                 Not applicable
                        (IRS Employer Identification No.)

         111 S.W. Fifth Avenue
         Suite 1620
         Portland, Oregon                                   97204
         (Address of principal executive offices)           (Zip Code)

               Registrant's telephone number, including area code:

                                 (503) 225-9152


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Item 5.  Other Events.

            On June 19, 2002, Sonus Corp. ("Sonus") and Amplifon (USA), Inc. ("Amplifon"), issued a joint press release announcing that the companies have entered into a definitive purchase agreement for the acquisition of the business of Sonus by Amplifon for a total consideration of $38.4 million in cash, subject to specified purchase price adjustments. In connection with the purchase agreement, Sonus also entered into an agreement with Warburg, Pincus Ventures, L.P. ("Warburg"), owner of Sonus's Series A and Series B convertible preferred shares, which provides for the distribution of $1.00 per share to holders of Sonus's common shares, or a total of approximately $5.7 million. The sale transaction and the allocation of $1.00 per outstanding common share from the cash sale proceeds are subject to approval by Sonus's stockholders and other specified conditions. Warburg has entered into an agreement with Amplifon pursuant to which Warburg has agreed to vote in favor of the sale transaction, subject to specified conditions. Copies of the press release, purchase agreement and other related agreements are attached to this report as Exhibits 99.1 through 99.5 and are incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits.

      (c)   The following exhibits are filed with this report:

            99.1 Joint press release  issued June 19, 2002,  by Sonus Corp.  and
                 Amplifon (USA), Inc., announcing a definitive agreement by Amplifon to acquire the business of Sonus.

            99.2 Purchase  Agreement dated June 18, 2002,  between  Amplifon and
                 Sonus.

            99.3 Agreement dated June 18, 2002, between Sonus and Warburg.

            99.4 Voting  Agreement  dated June 18,  2002,  between  Amplifon and
                 Warburg.

            99.5 Guaranty Agreement dated June 18, 2002, between Amplifon S.p.A.
                 and Sonus.



                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             SONUS CORP.


Dated:  June 19, 2002      By: /s/ Mark Richards
                               ------------------------------------
                               Mark Richards
                               Senior Vice President and Chief Financial Officer


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